Exhibit 99.1

LIVE NATION AND TICKETMASTER ENTERTAINMENT COMPLETE MERGER

LOS ANGELES and WEST HOLLYWOOD, January 25, 2010 – Live Nation, Inc. (NYSE: LYV) and Ticketmaster Entertainment, Inc. (“Ticketmaster”) (NASDAQ: TKTM) today announced they have completed their merger following the receipt of regulatory clearances and approvals from all government authorities required by the merger agreement and the approval of Live Nation and Ticketmaster stockholders. Subject to final confirmation, under the terms of the transaction Ticketmaster stockholders will receive approximately 1.474 shares of Live Nation common stock for each share of Ticketmaster common stock they own. As of today, the merged entity will bear the name Live Nation Entertainment, Inc. (NYSE: LYV).

Effective as of the close of trading today, January 25, 2010, Ticketmaster common stock (NASDAQ: TKTM) will cease trading.

About Live Nation

Live Nation’s mission is to maximize the live concert experience. Our core business is producing, marketing and selling live concerts for artists via our global concert pipe. Live Nation is the largest producer of live concerts in the world, annually producing over 22,000 concerts for 1,500 artists in 57 countries. During 2008, the company sold over 50 million concert tickets and drove over 70 million unique visitors to LiveNation.com. Live Nation is transforming the concert business by expanding its concert platform into ticketing and building the industry’s first artist-to-fan vertically integrated concert platform. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol LYV. Additional information about the company can be found at: www.livenation.com/investors.

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line Management Group. As the world’s leading live entertainment ticketing and marketing company based on the number of tickets sold, Ticketmaster connects the world to live entertainment. Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 7,100 retail outlets; and 17 worldwide call centers. Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters. In 2008, the Company sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line Management Group in October 2008. Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (Nasdaq: TKTM).

Live Nation Entertainment Contacts

For media:	John Vlautin +1-310-867-7127; johnvlautin@livenation.com Larry Solters +1-213-639-6169; larry.solters@ticketmaster.com